                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  Schedule 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                  PURSUANT TO RULES 13d-1(b) (c), AND (d) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                               (AMENDMENT NO. __)



                           Avery Communications, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                  053605 10 1
                                 (CUSIP Number)

                               September 30, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / / Rule 13d-1(b)

        /X/ Rule 13d-1(c)

        / / Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

  CUSIP NO.  053605 10 1
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


        John Faltys
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        United States
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                        593,008
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                        593,008
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        593,008
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        5.7%
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        IN
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Item 1(a).  Name of Issuer:

     Avery Communications, Inc., a Delaware corporation

Item 2(b).  Address of Issuer's Principal Executive Offices:

     190 South LaSalle Street, Suite 1710, Chicago IL 60603

Item 2(a)   Name of Person Filing:

     John Faltys

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     18881 Von Karman, Suite 400, Irvine, CA  92612

Item 2(c).  Citizenship:

     United States

Item 2(d).  Title of Class of Securities:

     Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

     053605 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) check whether the person filing is a:

     Not Applicable.

Item 4.     Ownership:

     (a)    Amount beneficially owned:..................... 593,008

     (b)    Percent of class:.............................. 5.7%

     (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote... 593,008

            (ii)   Shared power to vote or direct the vote.

            (iii)  Sole power to dispose or to direct the
                   disposition of.......................... 593,008

            (iv)   Shared power to dispose or to direct the
                   disposition of..........................

Item 5.     Ownership of Five Percent or Less of a Class:

        Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

        Not Applicable.

Item 8.   Identification and Classification of Members of the Group:

        Not Applicable.

Item 9.   Notice of Dissolution of Group:

        Not Applicable.

Item 10.       Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 8, 1999                     /s/ John Faltys
                                    -------------------------
                                    John Faltys